American Express Financial Advisors Inc.

Field Vice President Agreement

This is an Agreement, made at Minneapolis, Minnesota, by and between American Express Financial Advisors Inc. ("Company") and you,



(Print Full Name)

executed and effective as of the date shown on the last line of this Agreement. It defines your relationship with Company as a Field Vice President. Both you and Company promise to comply with the terms of this Agreement and any properly executed Riders to this Agreement.

Section I--Definitions

For purposes of this Agreement, the terms listed below have the special meanings shown.

(a) "Company" means American Express Financial Advisors Inc.

(b) "Affiliate" means any partnership, business, trust, company or corporation affiliated with Company at any time while this Agreement is in effect.

(c) "Personal Financial Advisor or Advisor" means Personal Financial Advisor, Personal Financial Planner, and Sales Representative.

(d) "District Manager" means a person who has executed a District Manager's Rider to an Advisor's Agreement with Company.

(e) "Field Vice President" means a person who has executed a Division Manager's, Division Vice President's or Field Vice President's Agreement with Company.

(f) "Certificates" means the face amount Certificates of IDS Certificate Company and contractual plan Certificates of any other contractual plan.

(g) "Stock" means the capital Stock of registered investment companies.

(h) "Services" means financial planning, advisory, securities brokerage, tax or other financial Services.

(i) "Products" means Certificates, Stock, other securities or investments, lending products, life insurance and annuity policies and contracts, and other insurance products.


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(j)  "Issuer" means the company or entity that issues a Product or Service distributed or offered by Company itself or by Company as the agent of the another company or as the branch manager of IDS Life Insurance Company of New York.

(k) "Records and Materials" means all records, files, manuals, blanks, forms, materials, supplies, stationery, literature, seminar materials, computer software, licenses, papers and books that Company or an Issuer furnishes or leases to you for use, with or without charge, or that you create or prepare, including notes, memos and works of authorship, in connection with the performance of this Agreement.

(l) "Compensation Plan" means the rules and policies as amended and published from time to time that are related to items (1), (2) and (3) below and to other matters.

     1. the assignment or reassignment of territory or Client accounts,

     2. the payment of salaries, bonuses and other fees or compensation, and

     3. the imposition of charge-backs.

(m) "Client" means a person or entity who (1) purchases or holds a Product or Service acquired from or through Company or an Affiliate or one of their Advisors with consent of Company or the Affiliate, or (2) authorized Company, and Affiliate or one of their Advisors to make personal financial planning presentations to it or its employees or members, or (3) is a member of a Client's household.

Section II--Appointment

Company hires you as a Field Vice President to supervise the Company sales force of Personal Financial Advisors and District Managers in the territory assigned to you in the connection with the sale and servicing of insurance policies and annuities designated by the Company and the Products and Services distributed or offered by Company to Clients and the servicing of such Company Clients in the territory assigned to you, but without exclusive rights in that territory. Company additionally hires you as a Field Vice President to act as the general sales manager for the territory assigned to you and to directly supervise the activities of the District Managers employed in the territory assigned to you.

Section III--Business Activities of Paraplanner

You agree to devote all of your working time and effort, to the best of your abilities, to performing your duties as a Field Vice President under this Agreement with Company and under any similar agreement with any Affiliate. You will oversee and/or participate in the recruiting, training, maintenance and supervision of a sales force of Personal Financial Advisors and District Managers operating under agreements with Company or an Affiliate or Issuer. You will also act as an instructor at any training school designated by Company and provide such services as may

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be requested by Company. You will, during your employment under this Agreement, act and perform your duties and responsibilities in line with the directions of Company. You will not exercise nor attempt to exercise any greater control over the Advisors and District Managers of Company or an Affiliate than is authorized by such Company.

Section IV--Status of Field Vice President

You are an employee of Company, but nothing contained in this Agreement can be interpreted as creating an employer-employee relationship or an agency relationship between you and any Advisor or District Manager of Company or an Affiliate or between you and any Issuer. You will pay all your expenses and will comply with all applicable laws and regulations. You will secure all licenses or registrations required by law or Company and maintain a surety or fidelity bond satisfactory to Company This Agreement will terminate upon cancellation or non-renewal of any license, registration or bond which you are required to have by the terms of this Agreement.

Section V--Undertakings by Field Vice President

(a) Violation of Company's Interests. You will not, without written consent of Company, use any information you acquired while this Agreement was in force in a manner adverse to the interests of Company, an Affiliate or Issuer. You also will not:

     (1) Do any act to damage the goodwill of Company, an Affiliate or Issuer;

     (2) Encourage or induce any person to terminate an agreement with Company, an Affiliate or Issuer without Company's consent;

     (3) Encourage or reduce any Client to sell, surrender or redeem any Product or Service distributed or offered by Company, an Affiliate or Issuer without Company's consent;

     (4) Do any act which may cause a Client or prospective Client of a Product or Service to refrain from purchasing or making purchase payments thereon.

All of the above provisions apply while the Agreement is in effect and after it ends.

(b) Bonds, Licenses and Registrations. You will not allow any Advisor or District Manager to seek any applications or any Clients for Products or Services until Advisor or District Manager has secured all licenses or registrations required by law or Company, obtained a surety or fidelity bond satisfactory to Company and complied with all other requirements of Company, an Affiliate or Issuer that related to their activities under their agreements.

(c) Full Disclosure. In dealing with Clients or prospective Clients, you will fully explain the terms of Products or Services, not make any untrue statements and state all relevant facts. You will also take steps to prevent and promptly advise Company of the failure of an Advisor or District Manager to make a full disclosure.


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(d)  Policies of Company. You will comply with all rules, regulations and policies of Company, an Affiliate or Issuer that apply to your activities under this Agreement.

(e) Reports, Collections and Remittances.

     (1) Promptly deliver premium receipts and policies or contracts originating from applications solicited for life insurance and annuities designated by Company, but only when applicant appears to be in good health and the initial premium (if required) has been duly paid, and other receipts and policies or contracts as required by Company or Issuer.

     (2) Collect and immediately report and remit to Company, an Affiliate or Issuer any initial premiums and any payments you receive for Products or Services and any other money or property you receive on behalf of Company, an Affiliate or Issuer.

     (3) Send payments, money or property you collect to Company, an Affiliate or Issuer without commingling it with your own money or property.

(f) You will take steps to prevent any activity or practice on the part of an Advisor or District Manager that is in notation of that Advisor's or District Manager's agreement with Company or with Company's rules, policies or procedures. You also will promptly notify Company about any such activity or practice.

(g) Authority Limited. You cannot alter or change provisions of an Product or Service distributed by Company or through the Company field force. You also cannot incur any liability or expense on behalf of Company, an Affiliate or any Issuer.

(h) Any applications for a Product or Service and any business you submit is subject to acceptance or rejection by the corporate office of Company in Minneapolis, Minnesota and the issuer.

(i) In consideration for your receiving any combination of salary, expense allowance and eligibility for bonuses you will be responsible for such proportionate share, as set forth in the Compensation Plan, of any training-period Salary (including any salary as a temporary employee) and other recruiting and new advisor training expenses incurred with respect to Personal Financial Advisors of Company or an Affiliate assigned to your supervision.

(j) Debit Balance of an Advisor or District Manager. You will be responsible for such proportionate share, as set forth in the Compensation Plan, of any debit balance of, or advance or loan made to an Advisor or District Manager who terminates, whether associated with Company or an Affiliate or Issuer, who was subject to your supervision pursuant to this Agreement, of Company is unable to recoup same from such an Advisor or District Manager.


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Section VI--compensation

(a) Salaries, Bonuses, and Other Fees or Compensation. Except as hereinafter provided in this Agreement, you will be entitled to any combination of salary, fees, and eligible for bonuses and other compensation in accordance with the rules and policies set forth in the Compensation Plan and on such other basis as Company will designate from time to time. Any compensation paid pursuant to this Agreement and any riders to it will constitute payment in full for all services rendered to Company under this Agreement and will be subject to applicable provisions of this Agreement. Any expenses in rendering such services will be paid by you unless the contrary is specifically authorized in writing by an officer of Company.

(b) Special Services Compensation. From time to time, Company may direct you to act as an instructor at a training school, as a field trainer or perform other occasional services. These services must be carried out at the times and places Company designates, under Company direction and control. Additional compensation, if any, for such services will be as set forth in the Compensation Plan. In the event of termination of this Agreement for any reason, you will receive no such additional compensation with respect to the period subsequent to such termination.

(c) You are not entitled to receive any compensation for any period or during any period for which you:

     (1) Received benefits under Company's Disability Income Insurance Plan for Field Vice Presidents, or

     (2) Would have received benefits if you had been covered by the Plan.

Company will determine whether your disability is temporary or total and permanent based on proof submitted.

(d) Advances. Company may charge to your account any amounts advanced to or paid on your behalf by Company.

(e) Right of Offset. Company has right to apply any amount payable by Company to you against any debt you owe to Company or an Affiliate.

(f) You hereby agree to and authorize the assignment of any debt you owe Company to any Affiliate or Issuer. You also agree to repay any assigned debt to the assignee.

(g) Compensation Statements. Except for clerical error and undisclosed material facts, the regular compensation statement Company issues to you is considered to be an accurate and complete record of:
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     (1) All the amounts Company owes you, and

     (2) All accounts between you and Company purporting to be covered by that statement.

(h) Settlement on the basis of these regular statements constitutes full satisfaction and agreement between you and Company about the amounts and accounts defined just above. The only exceptions occur in the case of a claim to the contrary made within 120 days after the statement is issued, clerical error or undisclosed material fact.

Section VII--Charged to Field Vice President's Account and Loss and Limitations of Other Compensation

(a) Unfair Competition. You will not be entitled to receive any salary, bonuses, fees or other compensation you would otherwise have been entitled to receive if you engage in "unfair competition" while this Agreement is in effect or thereafter. For purposes of this provision, you are considered to be engaging in unfair competition if, without the consent of Company, you commit any of the following acts, directly or indirectly, while a Field Vice President for Company or within one year thereafter in any territory where you or an Advisor or a District Manager subject to your supervision sought applications for Products and Services under this or any other agreement with Company or Affiliate:

     (1) Offer for sale, sell or seek an offer to buy any Product or Service issued by any company to or from a Client. This provision only applies to any Client whom you contacted or dealt with or learned about because you represented Company or an Affiliate or Issuer.

     (2) Try to encourage anyone to terminate an agreement with Company or an Affiliate or Issuer.

     (3) Disclose any trade secret or other proprietary information of Company or an Affiliate or Issuer or use any trade secret or other proprietary information in competition with Company or an Affiliate or Issuer.

(b) You understand and agree that information about Clients, including Client identities, is confidential information and a trade secret. This Client information is the sole and exclusive property of Company and its Affiliates and Issuer.

(c) Claims, Controversies and Settlements. If any of the events listed below should occur, Company may withhold any amounts that you are entitled to receive or may become entitled to receive:

     (1) Any claims of misrepresentation or the use of unfair or inequitable methods in the sale of Products or Services

     (2) Your failure to send any payments you collect to Company or Issuer.
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     (3) Any controversy between you and Company.

     (4) You violate this Agreement, or

     (5) You are suspended while Company investigates whether cause for terminating this Agreement exists.

Company may withhold such amounts to the extent it believes necessary. The withholding may continue until the violation has been corrected or the situation has been resolved.

(d) If you are found to be guilty of wrongdoing, Company may retain or charge you for the following amounts as damages: the amount of its loss, plus the expenses it incurred in connection with the loss, including the costs of investigation.

(e) If Company or Issuer will for any reason deem it proper to rescind or cancel a policy and return any part of a premium, no compensation will be payable thereon and you will repay to Company upon demand any compensation already paid on or bonus resulting from such returned premium.

(f) Company or an Affiliate may make a settlement with a Client in accordance with its business judgment and refund in whole or in part any sum paid by such a Client. Upon the making of a settlement or refund, whether or not a claim of misrepresentation was made, Company shall be entitled to charge back to you the whole of such proportion part of the compensation and fees paid, credited to or retained by you. You may not make any settlement with or refund to a client without the written approval of Company.

Section VIII--Restrictions on Field Vice President's Activities

(a) You will not, without written consent of Company, use any information you acquired while this Agreement was in force in a manner adverse to the interests of Company, an Affiliate or an Issuer. You also will not:

     (1) Encourage or induce anyone, including but not limited to any Company client or Company financial advisor or Company field manager, to terminate an agreement with Company, an Affiliate or Issuer without Company's consent.

     (2) Encourage or induce any Client to stop carrying out any action related to a Product or Service acquired from or through Company's systematic payments, for example;

     (3) Promote or make unwarranted claims against Company or an Affiliate or Issuer;

     (4) Encourage or induce any Client to sell, surrender or redeem any Product or Service distributed or offered by Company or an Affiliate or Issuer without Company's consent.

All of the above provisions apply while the Agreement is in effect and after it ends.


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(b)  All Records and Materials are the property of Company, an Affiliate or an
     Issuer. All rights to Records and Materials that you prepare or create in connection with the performance of this Agreement are hereby assigned to Company. You agree that you will not reproduce or allow the reproduction of the Records and Materials in any manner whatsoever except pursuant to written policy or consent of Company.

(c) You are responsible for the safekeeping of these items. Such Records and Materials are open to inspection by Company at any time. You must deliver them and all copies of them to Company at any time on request. When this Agreement ends, all of these items remain Company property. You must return all of them, together with any licenses you have or control, without demand or compensation.

(d) While this Agreement is in effect and after it ends, you agree that you will not reveal the contents of any Company property or allow them to be revealed, except in connection with carrying out your duties under this Agreement You will not reveal any names and addresses of Company Clients or any other information about them, including financial information. You also will not reveal any of this information about potential Clients, to whom a presentation has been made by an Advisor, District Manager or Field Vice President who might reasonably be expected to do business with Company or an Affiliate or Issuer. You will not allow any of this information about Clients or potential Clients to be revealed.

(e) You agree that the identity of Clients and potential Clients is confidential information. For one year after this Agreement ends, you agree not to use any such information in connection with any business in competition with Company or an Affiliate or Issuer.

(f) For one year after this Agreement ends, you will not directly or indirectly offer for sale, sell or seek an application for any Product or Service issued or provided by any company to or from a Client you contacted, dealt with or learned about while you represented Company or an Affiliate or Issuer or because of that representation. You are excepted from this restriction only if you carry out these activities as an Advisor or District Manager of Company or with written consent of Company.

(g) You agree that

     (1) The violation of the provisions set forth in this section will result in damage to Company that cannot be determined exactly and for which Company has no adequate remedy under the law; and that

     (2) Company has the specific right to enforce these provisions; and that

     (3) Company is entitled to an injunction to keep you from violating the provisions or to enforce them.

     (4) You agree that, in addition to an injunction to keep you from violating the terms of this Agreement, the Company will be entitled to liquidated damages equal to the amount of

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     compensation you earned or will earn for a period of one-year after your termination, on sales to any clients who were clients of Company in your region at the time of you termination.

(h) If a dispute involving this Agreement is submitted for arbitration under the Code of Arbitration Procedure of the National Association of Securities Dealers or otherwise, you agree that Company is entitled to an injunction by a court of competent jurisdiction to keep you from violating these restrictions while the arbitration is pending.

Section IX--Other Restrictions

(a) Sales Literature. You must have written approval from Company or an Affiliate before you issue or use in any way material about Products and Services distributed by Company, an Affiliate or Issuer or about them. You will also take steps to prevent and promptly advise Company of the use of unapproved material by an Advisor or District Manager in your territory.

(b) Trafficking or Switching. You will not make any agreement with any person for the repurchase or resale of Products or Services distributed or offered by Company, an Affiliate or Issuer You also will not seek or purchase (except from Company, an Affiliate or Issuer) or traffic in any security of Company, an Affiliate or Issuer. You will not resort to trafficking in or switching of the securities of any other companies, of insurance policies or of governmental obligations. You will take steps to prevent and promptly advise Company of any such activity or practice on the part of an Advisor or District Manager in your territory.

(c) You will not attempt to cancel or rescind any insurance policy or annuity contract nor make any refunds to a policy or contract holder without the written approval of Company.

Section X--Termination

(a) This Agreement terminates in the event of:

     (1) Your death or retirement.

     (2) Your total and permanent disability. You shall be deemed to be disabled if, by reason of a physical or mental condition, you are unable to perform this Agreement. Whether such disability is considered temporary or total and permanent will be determined by Company in its sole discretion.

     (3) Cancellation or non-renewal of any license, registration or bond you are required to have by the terms of this Agreement.

     (4) A violation of any provision of this Agreement If you violate any part of this Agreement, you will not be entitled to receive any payment from Company that you otherwise would have been entitled to receive.
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If any of the above agreements are entered into and later terminated, this
Agreement terminates on the same date, unless Company waives the termination of this Agreement.

(b) Termination by Parties. This Agreement may be terminated by either party without cause upon 30 days' written notice to the other party and for cause may be terminated immediately by Company. You agree that you are an employee-at-will of the Company and may be terminated with or without cause.

(c) Suspension of Rights of Field Vice President If Company believes that it may have the right to terminate this Agreement for cause, Company can notify you that it is investigating whether cause for terminations exists. This suspension can be given instead of terminating the Agreement, in order to provide time for determining the facts. Until the notice is retracted, it has the same effect on your rights as a notice of termination for cause. When the investigation has been completed, if not before, Company will notify you whether your suspension is lifted or the Agreement is terminated for cause. If the Agreement is terminated, the termination takes effect on the date you received the notice of suspension.

(d) Debit Balance of Field Vice President When this Agreement ends, you must pay on demand any debt you owe Company, including any amount owed in your compensation account. Payment is required whether the debt is for charges made before or after Agreement termination.

Section XI--Termination Claims

If the Agreement ends, you have no claim for profits, anticipated profits or earnings. You also have no claim for a refund or reimbursement of any funds you have advanced or expenses you have paid or incurred in connection with your responsibilities under this Agreement or for any other reason. The only exception will occur if Company specifically authorizes reimbursement in writing before termination of the Agreement.

Section XII--Prior Agreements

This agreement terminates and supersedes any existing agreements between the parties whether executed effective the same date as this Agreement or otherwise. You understand you will have no right to any commissions or overwriting payable under such an agreement for business written under that agreement on your right to any compensation earned and unpaid under that Agreement.

Section XIII--Miscellaneous

(a) This Agreement may be amended only in writing. The amendment must be signed by you and an authorized office of Company.

(b) This Agreement is a Minnesota contract, governed by Minnesota law. All of the payments you make to Company are payable in Hennepin County, Minnesota. You expressly waive

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     any privileges contrary to this provision. You agree to the jurisdiction of
     State of Minnesota courts for determining any controversy in connection with this Agreement

(c) If Company waives any provisions of this Agreement, the waiver applies only to that provision, not to any other parts of the Agreement. A waiver is effective only when it is in writing and signed by an authorized Company officer.

(d) If the laws of any state prohibit any provision of this Agreement, the laws apply only to the provision. They do not invalidate the remaining portion of the Agreement.

(e) Any notice to be given to Company under this Agreement must be given to the corporate office of Company in Minneapolis, Minnesota. Any notice given to you under this Agreement is considered to have been given if delivered to you in person or mailed to your last known address on file with the Company corporate office in Minneapolis.

(f) You and Company both acknowledge that no oral or written representations were made about this Agreement or about the relationship between you and Company that are not set forth in this Agreement. Your rights and Company's rights are governed only by this Agreement and by any other subsequent written agreements or riders entered into between you and Company that are signed by an authorized officer of the Company.

(g) You hereby authorize Company to utilize the cumulative method of federal income tax withholding as long as you are an employee of Company.

(h) You understand that you and your spouse and your children under age 21 who are members of your household may buy Stock of Issuers for whom Company acts as distributor at net asset value. You agree that none of the Stock you or eligible family members buy at net asset value will be resold unless it is presented to the Issuer for redemption.

(i) "Compliance with Law"

     (1) You represent and warrant that:

         (a) You will comply with all the laws and regulations applicable to your activities under this Agreement.

         (b) In carrying out your responsibilities under this Agreement, you will not directly or indirectly make or promise any illegal payments or engage in any illegal conduct in order to:

              (i) Obtain or keep business.

              (ii)Influence Clients or governmental entities (including their officers or employees) to perform their official function improperly, not perform that function at all, or influence legislation.


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     (2) Company may believe that it should disclose the existence of this
         Agreement and its terms and conditions if a governmental authority or agency should make a proper inquiry or in other situations. You authorize any disclosure Company may make in its discretion.

(j) "Greater Force"

     (1) If an act or condition beyond your or Company's reasonable control prevents, restricts or interferes with fulfilling the terms of this Agreement, the obligation to fulfill the Agreement will be suspended to the extent appropriate. State or government action and national disaster are examples of acts or conditions beyond reasonable control.

     (2) For suspensions of the Agreement to occur, the party affected must:

          (a) Notify the other party promptly about the act or condition and its effect.

          (b) Make its best effort to avoid or remove the cause of the suspension.

          (c) Promptly continue fulfilling the terms of the Agreement when the cause of the suspension is removed.

Section XIV--Nonassignable

You may not assign this Agreement or any payment or benefit you become entitled to receive under it without Company's written consent.

Section XV--Arbitration

You agree to arbitrate any dispute, claim or controversy that may arise between you and the Company, or a customer, or any other person, that is required to be arbitrated under the rules, constitutions, or by-laws of the National Association of Securities Dealers as they may be amended as a judgment in any court of competent jurisdiction.

Section XIV--Effective Date

In witness of the provisions of this Agreement as described above, you and Company have entered into this Agreement with the understanding that it becomes effective on ________________________, 19________.



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                                    American Express Financial Advisors Inc.

________________________                      ___________________________
Field Vice President                           Assistant Secretary


A.O. Number


Advisor Number


                  (To be executed in duplicate--one copy to be returned to Field Vice President.)